Exhibit 10.7

Execution Version

POWER PURCHASE AGREEMENT

by and between

FIRE ISLAND WIND, LLC,

as Seller

and

CHUGACH ELECTRIC ASSOCIATION, INC.

as Buyer

Dated as of June 21, 2011

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

		Page

15.6	Headings; Attachments	28
15.7	Counterparts	29
15.8	Partial Invalidity	29
15.9	Other	29
15.10	Insurance	29
15.11	No Third Party Beneficiaries	29
15.12	Relationship of the Parties	29

Exhibits

Exhibit A	Project Description
Exhibit B	Seller’s Insurance Requirements
Exhibit C	Form of Commercial Operation Certificate
Exhibit D	Notice Addresses
Exhibit E	Construction Schedule

iii

POWER PURCHASE AGREEMENT

This POWER PURCHASE AGREEMENT is entered into as of the 21st day of June, 2011 (the “Effective Date”), by and between FIRE ISLAND WIND, LLC, a Delaware limited liability company (“Seller”), and CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska electric cooperative (“Buyer”), each of which are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller desires to build a wind generation facility known as the “Fire Island Wind Project,” which will include eleven (11) General Electric 1.6xle wind turbine generators (or a comparable successor model), with a total nameplate output capability of seventeen and six tenths (17.6) MW, to be located on the Premises (as defined herein) and further described in Exhibit A hereto (the “Project”).

B. Transmission System Owner and Seller or an Affiliate of Seller will enter into a Transmission Facilities Construction Agreement (“Transmission Construction Agreement”) pursuant to which Seller or an Affiliate of Seller will construct, and Transmission System Owner will own, the AIA-FI Transmission System (as defined herein).

C. Transmission System Owner and Seller will enter into an Interconnection and Integration Agreement, which shall set forth the terms and conditions with respect to the interconnection and integration of the Project with the Transmission System (the “Interconnection and Integration Agreement”).

D. Seller has agreed to commit one hundred percent (100%) of the electric energy output of the Project and the associated Project Capacity and Credits (as defined herein) to be sold pursuant to the terms of this Agreement to Buyer, with the understanding that between ten and one half percent (10.5%) and eighteen percent (18%) of the electric energy output of the Project and the associated Project Capacity and Credits shall be assigned to a qualified purchaser other than Buyer as described herein.

E. Buyer wishes to purchase its share and assign the remainder, and Seller wishes to sell, the Net Electric Energy (as defined herein) and associated Project Capacity and Credits from the Project in accordance with the terms hereof.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below. Certain other capitalized terms are defined where they appear in this Agreement.

“Affiliate” means any Person that directly or indirectly, through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, or ownership of fifty percent (50%) or more of the voting securities or interests of another Person.

“Agreement” means this Power Purchase Agreement, together with all exhibits and appendices hereto.

“AIA-FI Transmission System” means the 34.5 kV transmission system, including two (2) submarine circuits and two (2) land-based circuits, between the Transmission System Owner’s International Substation and the Delivery Point.

“ASCC Planning and Operating Guidelines” means the Alaska Systems Coordinating Council Planning Guidelines and Operating Standards, dated 1992, as such may be amended, modified, and replaced from time to time.

“Business Day” means any day on which banks in Alaska are open for business, beginning at 8:00 a.m. and ending at 5:00 p.m. local time in Anchorage, Alaska.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer’s Guaranty” means a guaranty, in form and substance reasonably satisfactory to Seller, from a Qualified Issuer or other guarantor reasonably satisfactory to Seller, in favor of Seller, which guarantees Buyer’s performance and payment obligations under this Agreement, which is capped at the Required Security Amount or which in combination with any other form of Buyer Security equals an amount equal to the Required Security Amount.

“Buyer’s Security” means, with respect to Buyer:

(a) a letter of credit from a Qualified Issuer in form and substance reasonably satisfactory to Seller in a face amount equal to the Required Security Amount;

(b) cash (in immediately available funds) in the Required Security Amount, which cash must be delivered to a Custodian to be held by the Custodian as security for Seller pursuant to an escrow agreement reasonably satisfactory in form and substance to the Parties;

(c) Buyer’s Guaranty; or

(d) a combination of any of the above that provides security to Seller in a total amount equal to the Required Security Amount.

“Cash Grant” means the grants pursuant to Section 1603 of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5.

“Change in Control” means, solely with respect to Seller: (i) a transfer of a majority of the ownership interests in Seller to an unaffiliated third party; or (ii) any consolidation or merger of Seller in which Seller is not the continuing or surviving entity, other than a consolidation or merger of an entity in which the holder of such entity’s membership interests immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, owns at least fifty percent (50%) of the equity of the surviving entity. A Change of Control shall not be deemed to have occurred as a result of any financing of the Facility by Affiliates of Seller or a non-controlling equity investment in Seller.

“CIRI” means Cook Inlet Region, Inc.

“Close of the Business Day” means 5:00 p.m. local time in Anchorage, Alaska on a Business Day.

“Commercial Operation” means, with respect to any Project Turbine: (i) such Project Turbine has been interconnected and Placed in Service with a written confirmation from a qualified independent engineer, (ii) the Interconnection and Integration Agreement has been executed, (iii) such Project Turbine has been tested according to the manufacturer’s commissioning procedures and Prudent Wind Generation Industry Practices, (iv) all related facilities and rights necessary for continuous operation of such Project Turbine and the sale of Net Electric Energy from such Project Turbine and the associated Project Capacity and Credits have been completed, and (v) and each of the foregoing items (i)-(iv) have been evidenced by Seller’s Commercial Operation Certificate delivered to Buyer.

“Commercial Operation Certificate” means the certificate(s) substantially in the form attached hereto as Exhibit C submitted to Buyer pursuant to Section 4.3 when Seller determines a Project Turbine has achieved Commercial Operation.

“Commercial Operation Date” means, in accordance with Section 4.3, the earlier of (i) the first calendar day following receipt by Buyer of notice from Seller that at least nine (9) of the Project Turbines have achieved Commercial Operation, or (ii) December 31, 2012.

“Compensable Deemed Generated Energy” means all Deemed Generated Energy that accrues during Emergency Curtailments and Operational Curtailments, but not Force Majeure Curtailments.

“Confidential Business Information” shall have the meaning set forth in Section 11.1.

“Construction Schedule” means the construction schedule attached as Exhibit E hereto, which Seller may update from time to time by notice thereof to Buyer.

“Contract Price” shall mean One Hundred Seven Dollars and 85/100th Dollars ($107.85) per MWh.

“Contract Year” means (i) for the first Contract Year, the period beginning on the Commercial Operation Date and ending on the following December 31, (ii) for every subsequent Contract Year (except the last Contract Year), each year beginning on January 1 and ending on December 31, and (iii) for the last Contract Year, the period beginning on January 1 of the last year of the Term and ending on the date of expiration or termination of the Agreement.

“Credits” means any credits, credit certificates, environmental air quality credits, offsets, allowances or similar items such as those for greenhouse gas reduction, or the generation of green power or renewable energy, as well as any renewable energy credits (RECs) certified under the Green-e Standard, tradable generation rights (TGRs), pollution/emission credits or other associated benefits, in each case created and defined by a Governmental Entity and associated with Net Electric Energy, but specifically excluding (i) any Tax Credits, or (ii) any credits otherwise qualifying under this definition that are not transferable by Seller to Buyer, that would require Seller to incur material transaction costs in order to transfer them, unless Buyer pays or reimburses such costs, or that would require Seller to change the operation of the Project in order to realize such credit, or (iii) any credits that are solely available to a wind energy facility located on real property owned by a Native American entity, unless any such Credit described in this clause (iii) is the only Credit available for any MWh of Net Electric Energy. One (1) Credit is associated with one (1) MWh of Net Electric Energy.

“Curtailment” means an Operational Curtailment, Emergency Curtailment or Force Majeure Curtailment.

“Custodian” means an institutional bank or other Person mutually agreeable to the Parties.

“Deemed Generated Energy” means the quantity of electric energy, expressed in MWh, that would have been produced by the Project and delivered to the Delivery Point during any period, determined by taking into account (i) during such period, the actual 10-minute wind speeds (interpolated over time intervals, if necessary) measured by wind monitoring equipment located on each Project Turbine that was available for operation immediately prior to the commencement of the period in question and expected to be available for the duration of the period in question or prorated accordingly, or, if such monitoring equipment is unavailable during a relevant interval, then using other available data or interpolated data determined using industry standard practices, and (ii) the generation determined by the power curve provided by the manufacturer of the Project Turbines reflecting the energy that would be produced by a Project Turbine at all operational speeds, as applied to the wind speeds referred to in clause (i), as adjusted for line losses to the Delivery Point, using historical data compiled by Seller.

“Defending Party” shall have the meaning set forth in Section 10.4(c).

“Delivery Point” means the point where the Project is interconnected with the Transmission System at the high side of the Project collector 34.5 kV bus on Fire Island, Alaska.

“Dispute” shall have the meaning set forth in Section 14.1.

“Dispute Notice” shall have the meaning set forth in Section 14.1.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Emergency” means any circumstance or combination of circumstances or any condition affecting the Interconnection Facilities or the Transmission System (i) reasonably likely to endanger life or property and necessitates immediate action to avert injury to persons or serious damage to property, or (ii) reasonably likely to adversely affect, degrade or impair Transmission System reliability.

“Emergency Curtailment” means any curtailments of all or part of Seller’s deliveries of Net Electric Energy directed by Buyer due to an Emergency to (i) preserve public health and safety, (ii) preserve the reliability or security of, and avoid adverse impacts to, the Transmission System or Interconnection Facilities, (iii) limit or prevent damage, and (iv) expedite restoration of service.

“Financial Closing” means the closing of construction financing provided to, or for the benefit of, Seller for the Project.

“Force Majeure” shall have the meaning set forth in Section 10.1(a).

“Force Majeure Curtailment” means a curtailment of all or part of Seller’s deliveries of Net Electric Energy directed by Buyer due to a Force Majeure that causes Buyer to be unable to receive the Net Electric Energy at the Delivery Point.

“Forced Outage” means any condition at the Project that requires immediate removal of the Project, or some part thereof, from service, another outage state, or a reserve shutdown state. This type of outage results from immediate mechanical/electrical/hydraulic control system trips and operator-initiated trips in response to Project conditions and/or alarms.

“Governmental Entity” means any national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, board, commission, department, division, body, agency, bureau or entity, any of which has the authority to bind a Party at Law.

“Green-e Standard” shall have the meaning set forth in Section 5.3.

“Guaranteed 24-Month Quantity” means, for each Two-Contract Year Period, one hundred fifty percent (150%) of the combined P50 Output for such Two-Contract Year Period.

“Guaranty” means (i) with respect to Buyer, a Buyer’s Guaranty, and (ii) with respect to Seller, a Seller’s Guaranty.

“Indemnified Party” shall have the meaning set forth in Section 10.4(c).

“Indemnifying Party” shall have the meaning set forth in Section 10.4(c).

“Interconnection and Integration Agreement” shall have the meaning set forth in the Recitals.

“Interest Rate” means, on any date of determination, the (i) per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” (the average thereof, if there is a range of such rates) as of such date of determination, plus (ii) three percent (3%); provided, that the Interest Rate shall never exceed the maximum rate permitted by Law.

“kV” means kilovolt.

“Law” means all applicable laws and treaties, judgments, decrees, injunctions, writs and orders of any court or Governmental Entity, and rules, regulations, orders, ordinances, licenses and permits of any Governmental Entity.

“Liabilities” shall have the meaning set forth in Section 10.4(a).

“Maintenance Outage” means the removal of the Project or any portion thereof from service to perform work on specific components, that will result in an interruption in delivery of Net Electric Energy to Buyer, at a time when the Project or any such portion must be removed from service before the next Planned Outage in the interest of safety or the prevention of injury or undue wear and tear on the Project or such portion thereof.

“Material Event” shall have the meaning set forth in Section 12.1(d).

“Month” means one calendar month.

“Moody’s” means Moody’s Investor Services, Inc., and any successor thereto.

“MW” means megawatt.

“MWh” means megawatt-hour.

“Net Electric Energy” means the electric energy generated by the Project Turbines by means of wind generation, delivered to the Delivery Point, excluding electric energy used in the operation of the Project and excluding electrical losses up to the Delivery Point.

“NERC” means North American Electric Reliability Corporation.

“Non-Defending Party” shall have the meaning set forth in Section 10.4(c).

“Obligee” shall have the meaning set forth in Section 12.1(c).

“Obligor” shall have the meaning set forth in Section 12.1(c).

“Operating Procedures” means the protocols and procedures agreed to by the Parties prior to the Commercial Operation Date for the nature and extent of information to be supplied to Buyer by Seller in connection with the scheduling of the Project and the procedures for scheduling and Curtailment of the Project.

“Operational Curtailment” means any curtailment directed by Buyer of all or part of Seller’s deliveries of Net Electric Energy, except for a Force Majeure Curtailment or an Emergency Curtailment.

“P50 Output” means the amount of Net Electric Energy expected to be available for delivery to the Delivery Point during the applicable Contract Year, with a probability of exceedence of 50%, as calculated by a recognized wind expert to be selected by Seller, and established as of the Commercial Operation Date and updated as of the date of Commercial Operation of the last remaining Project Turbine.

“Party” shall have the meaning set forth in the preamble to this Agreement.

“Person” means any individual, entity, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association or other entity or Governmental Entity.

“Placed in Service” means “placed in service” as defined in Section 45 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Planned Outage” means the removal of the Project from service to perform work on specific components that will result in an interruption in delivery of Net Electric Energy to Buyer (e.g., for annual overhaul, inspections or testing).

“Premises” means that certain real property located on Fire Island in Anchorage, Alaska, as more particularly described on Exhibit A hereto, on which the Project Turbines will be installed.

“Production Tax Credit” or “PTC” means the per kWh tax credit available to eligible wind generators under Section 45 of the Internal Revenue Code of 1986.

“Project” shall have the meaning set forth in the Recitals hereto as described in Exhibit A.

“Project Capacity” means the total nameplate power output capability of the Project, expressed in MW.

“Project Turbines” means, collectively, the eleven (11) General Electric 1.6xle wind turbine generators (or a comparable successor model), to be installed on the Premises, each with the following GE-provided packages: (i) Cold Weather Extreme; (ii) Seismic towers, (iii) Inertia Control, (iv) WindCONTROL, (v) WindRide-THRU, (vi) Voltage Control, and (vii) Ramp rate control.

“Prudent Wind Generation Industry Practices” means the practices, methods, and acts engaged in or approved by a significant portion of the wind energy generation industry for wind facilities similar to the Project and in a similar location and with wind characteristics similar to the Project that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with Law, codes, standards, equipment manufacturers’ recommendations, reliability, safety, environmental protection, economy, and expedition. With respect to the Project, Prudent Wind Generation Industry Practices is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts.

“Qualified Issuer” means a financial institution either organized under the laws of the United States or a State therein or a United States branch of a foreign financial institution, in each case, that has a current long-term credit rating (corporate or long-term senior unsecured debt) of (1) “Baa3” or higher by Moody’s; and (2) “BBB-” or higher by S&P.

“RCA” means the Regulatory Commission of Alaska.

“RCA Approval” means a final and non-appealable order by the RCA without material modification or conditions.

“Required Security Amount” means, (i) with respect to Seller’s Security, (A) prior to January 1, 2013, Five Hundred Thousand Dollars ($500,000), and (B) from January 1, 2013, until the expiration or termination of this Agreement, One Million Dollars ($1,000,000), and (ii) with respect to Buyer’s Security, if Buyer’s credit rating (corporate or long-term senior unsecured debt) is below BBB- by Standard & Poor’s or Baa3 by Moody’s, One Million Dollars ($1,000,000).

“RPS” shall have the meaning set forth in Section 5.4.

“S&P” means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.), and any successor thereto.

“Security” means, (i) with respect to Buyer, Buyer’s Security, and (ii) with respect to Seller, Seller’s Security.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller’s Guaranty” means a guaranty, in form and substance reasonably satisfactory to Buyer, from a Qualified Issuer or other guarantor reasonably satisfactory to Buyer, in favor of Buyer, which guarantees the payment and performance obligations of Seller, which is capped at the Required Security Amount.

“Seller’s Security” means, with respect to Seller:

(a) a letter of credit in form and substance reasonably satisfactory to Buyer in a face amount equal to the Required Security Amount;

(b) cash (in immediately available funds) in the Required Security Amount, which cash must be delivered to a Custodian to be held by the Custodian as security for Buyer pursuant to an escrow agreement reasonably satisfactory in form and substance to the Parties;

(c) Seller’s Guaranty; or

(d) a combination of any of the above that provides security to Buyer in a total amount equal to the Required Security Amount.

“Tax Credits” means any state, local and federal production tax credit, tax deduction, and investment tax credit specific to the production of renewable energy, including the PTC and including any credits available to Seller as a result of the Project being owned by a Native American entity or located on real property owned by a Native American entity.

“Term” shall have the meaning set forth in Section 3.1.

“Test Energy” means all of the electric energy generated by each Turbine prior to the Commercial Operation Date by means of wind generation as a result of the (i) initial commissioning of any Project Turbine, or (ii) testing of any Project Turbine.

“Transmission Construction Agreement” shall have the meaning set forth in the Recitals.

“Transmission Provider” means Chugach Electric Association or other transmission provider from time to time having authority to operate and provide transmission service on the Transmission System.

“Transmission System” means the electric transmission system to which the Project is connected.

“Transmission System Owner” means Chugach Electric Association.

“Two-Contract Year Period” means each two (2) Contract Year period, beginning with the second full Contract Year (January 1, 2014 to December 31, 2014) and ending at the expiration of the Term.

1.2 Rules of Construction. The following rules of interpretation shall apply unless otherwise stated herein:

(a) The masculine shall include the feminine and neuter.

(b) References to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections, or exhibits of this Agreement.

(c) The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular article or section of this Agreement; the word “including” shall mean “including, without limitation;” and the word “include” shall mean “include, without limitation;” the word “until” shall mean “until, but not including;” the word “from” shall mean “from and including.”

(d) The Exhibits attached hereto are incorporated in and are intended to be a part of this Agreement.

(e) This Agreement was negotiated and prepared by both Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

(f) The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement. Unless expressly provided otherwise in this Agreement, (i) where this Agreement requires the consent, approval or similar action by a Party, such consent, approval or similar action shall not be unreasonably withheld, conditioned or delayed, and (ii) wherever this Agreement gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.

(g) All references to a particular entity shall include such entity’s successors and permitted assigns.

(h) All references herein to any contract, agreement, standard, document, policy, instrument, or Law shall be to such contract, agreement, standard, document, policy, instrument, or Law as amended, supplemented, modified, or replaced to the date of reference.

(i) The word “or” shall not be exclusive.

(j) The singular shall include the plural and vice versa.

ARTICLE 2

CONDITIONS PRECEDENT

2.1 Buyer’s Condition Precedent. Notwithstanding anything herein to the contrary, Buyer’s obligations under this Agreement (other than those set forth in this Section 2.1) shall be conditioned upon receipt of RCA Approval. Buyer shall use commercially reasonable efforts to obtain expedited RCA Approval, and Seller shall cooperate reasonably, with Buyer’s efforts to seek RCA Approval. If this Agreement does not receive RCA Approval, this Agreement shall be terminated without any further financial or other obligation on behalf of either Party under this Agreement.

2.2 Buyer’s Right to Terminate. Notwithstanding anything herein to the contrary, Buyer shall have the right, unless waived by Buyer in writing, to terminate this Agreement without any further financial or other obligation to Seller under this Agreement if Transmission System Owner and Seller have not executed an Interconnection and Integration Agreement on terms and conditions reasonably acceptable to Buyer on or before September 15, 2011.

2.3 Seller’s Conditions Precedent. Notwithstanding anything herein to the contrary, Seller shall have the right, unless waived by Seller in writing, to terminate this Agreement without any further financial or other obligation to Buyer under this Agreement in accordance with the following provisions:

(a) Timing of RCA Approval Process. Seller shall have the right to terminate this Agreement if Buyer fails to apply for RCA Approval within ten (10) days following execution of this Agreement. If Buyer applies for RCA Approval within such ten (10) day period, Seller shall have the right to terminate this Agreement if this Agreement does not receive RCA Approval by September 15, 2011.

(b) Financing. Seller shall have the right to terminate this Agreement if, within one hundred twenty (120) days after the Effective Date, Seller has not received a commitment letter from a financing entity acceptable to Seller for the provision of non-recourse financing for the construction and operation of the Project on terms acceptable to Seller in its sole discretion, by providing notice to Buyer following the expiration of such 120-day period.

(c) Cash Grant. Seller shall have the right to terminate this Agreement at any time before January 1, 2013 if Seller reasonably determines that, despite diligent efforts, it will be unable to obtain the Cash Grant.

(d) Grant Documentation. Seller shall have the right to terminate this Agreement if the Parties have not received a grant agreement from the Alaska Energy Authority confirming an enforceable payment commitment on terms and conditions reasonably acceptable to Seller for the Twenty Five Million Dollar ($25,000,000) grant from the State of Alaska for the construction and completion of the AIA-FI Transmission System within one hundred eighty (180) days after the Effective Date.

(e) Interconnection and Integration Agreement. Seller shall have the right to terminate this Agreement if Seller and Transmission System Owner have not executed an Interconnection and Integration Agreement on terms and conditions reasonably acceptable to Seller on or before September 15, 2011.

ARTICLE 3

TERM

3.1 Term. The “Term” hereof shall begin on the Effective Date and shall be in force and effect for twenty-five (25) years following the January 1 after the Commercial Operation Date, unless sooner terminated as provided herein. The Parties may elect to extend the Term on the same terms and conditions set forth herein in a writing mutually agreed to by the Parties setting forth the length of the new term.

ARTICLE 4

DEVELOPMENT AND OPERATION OF THE PROJECT

4.1 Project. Seller shall use commercially reasonable efforts to site, develop, finance and construct the Project. The Project is more fully described in Exhibit A. Seller shall construct and install the Project in accordance with Prudent Wind Generation Industry Practices and the applicable ASCC Planning and Operating Guidelines. Seller shall obtain all applicable certifications, permits, licenses and approvals necessary for the construction, operation and maintenance of the Project and the performance of its obligations under this Agreement during the Term. Seller shall use commercially reasonable efforts to obtain reasonable and customary warranties on project hardware, design, and workmanship. Prior to the Commercial Operation Date, Seller shall provide Buyer with Monthly reports setting forth the status of the milestones set forth in the Construction Schedule.

4.2 Buyer’s Rights and Obligations During Construction. Buyer shall cooperate with Seller to facilitate testing of the Project prior to Commercial Operation. Buyer shall have the right, at its own expense and after reasonable prior notice to Seller, to monitor the construction, start-up and testing of the Project, and Seller shall comply with all reasonable requests of Buyer with respect to the monitoring of these events. Seller shall cooperate in such physical inspections of the Project as may be reasonably requested by Buyer during and after completion of construction. All persons visiting the Project on behalf of Buyer shall comply with all of Seller’s applicable safety and health rules and requirements.

4.3 Commercial Operation Date. Seller shall take all reasonable steps necessary to achieve the Commercial Operation Date by December 31, 2012. Seller shall notify Buyer when the Project has achieved the Commercial Operation Date by submitting to Buyer the Commercial Operation Certificate. If the Commercial Operation Date has not been achieved by December 31, 2012, for any reason, including delays in completion of the AIA-FI Transmission System, the Commercial Operation Date shall be deemed to have been achieved with respect to all Project Turbines that have been Placed in Service by such date. Seller shall use commercially reasonable efforts to cause the remaining Project Turbines to achieve Commercial Operation prior to October 1, 2013. If any remaining Project Turbine achieves Commercial Operation after December 31, 2012, such Project Turbine shall be deemed a part of the Project as of the date of Commercial Operation of such Project Turbine.

4.4 Standard of Operation. Seller shall operate, or shall cause the operation of, the Project in accordance with Prudent Wind Generation Industry Practices and the ASCC Planning and Operating Guidelines. Seller shall maintain a reasonable inventory of spare parts and have a heavy duty, high lift crane available for deployment as needed, which high lift crane may be located on or off the Premises. Upon reasonable prior notice and subject to the safety rules and regulations of Seller, Seller shall provide Buyer and its authorized agents, employees and inspectors with reasonable access to the Premises and the Project: (i) for the purpose of reading or testing metering equipment in accordance with Section 4.6, (ii) in connection with the operation and maintenance of the AIA-FI Transmission System, (iii) to provide tours of the Project to customers and other guests of Buyer as reasonably requested, and (iv) for other reasonable purposes requested by Buyer.

4.5 Outages.

(a) Planned Outages. On or before October 1 of each Contract Year, Seller shall provide to Buyer a non-binding Planned Outage schedule for the forthcoming Contract Year. Seller shall use commercially reasonable efforts to avoid scheduling any Planned Outages during the months of October through April. To the extent possible, Seller will provide Buyer with reasonable advance notice of any material change in the Planned Outage schedule. Seller shall be excused from providing Net Electric Energy during any Planned Outage.

(b) Maintenance Outages. If, during the Term, Seller needs to schedule a Maintenance Outage, Seller shall notify Buyer, as far in advance as is practicable under the circumstances, of such proposed Maintenance Outage, and the Parties shall plan such outage of capacity to mutually accommodate the reasonable requirements of Seller and service obligations of Buyer; provided, however, Buyer’s requirements shall not unduly prejudice or jeopardize the operation and maintenance of the Project. Notice of a proposed Maintenance Outage shall include the expected start date of the outage, the amount of Project Capacity that will be affected by the Maintenance Outage, and the expected completion date of the Maintenance Outage. Buyer shall promptly respond to such notice and may request reasonable modifications in the schedule for the Maintenance Outage. Subject to its operational and maintenance needs, Seller shall use reasonable efforts to comply with Buyer’s request to reschedule a Maintenance Outage. Seller shall notify Buyer of any subsequent changes in such Project Capacity not available to Buyer or any subsequent changes in such Maintenance Outage completion date. As soon as reasonably practical, any such notifications given orally shall be confirmed in writing.

(c) Forced Outages. Seller shall, as promptly as is practicable under the circumstances following the commencement of a Forced Outage, provide to Buyer a report by telephone, fax, or electronic mail of such Forced Outage, which report shall include the amount of the Project Capacity affected by such Forced Outage and the expected end date and/or time of the Forced Outage. Seller shall update such report as necessary to advise Buyer of any changed circumstances with respect to such Forced Outage. As soon as reasonably practical, all such reports transmitted by telephone, fax, or electronic mail shall be confirmed in writing.

(d) Reports. Seller shall provide Buyer with a quarterly report summarizing the results of maintenance performed during each Planned Outage, Maintenance Outage or Forced Outage occurring during such quarter, and any of the technical data obtained in connection with such maintenance.

4.6 Metering.

(a) Seller shall design, construct, install, operate, calibrate and maintain revenue grade metering devices at the Delivery Point as needed to measure the Net Electric Energy from the Project and in conformance with all applicable regulatory requirements, at Seller’s cost and expense. As necessary for purposes of scheduling delivery of the Net Electric Energy from the Delivery Point, such metering facilities shall include communication equipment that allows Buyer to read the meter devices from a remote location. The metering devices shall provide Buyer and Transmission System Owner the ability to continuously monitor generation and Project Turbine status from the Project. Seller shall test the metering devices upon Buyer’s request and at Buyer’s expense (except as set forth in this Section 4.6). Seller shall notify Buyer of the date and time of such tests and Buyer shall be allowed to have a representative present to witness such tests. Metering equipment that fails to register, or is found upon testing to be inaccurate by more than 1%, shall be repaired, adjusted or replaced by Seller, at Seller’s sole expense, and Seller shall be responsible for the costs associated with the testing that revealed such inaccuracy. Any correction in the billing resulting from such repairs, adjustments or replacements shall be made in the accounting rendered for the next Month; and such correction, when made, shall constitute full resolution of any claim between the Parties arising out of such inaccuracy of metering equipment.

(b) Buyer may, at its own expense, install and maintain additional metering equipment for purposes of monitoring, recording or transmitting data relating to its purchase of Net Electric Energy from the Project. Upon Buyer’s reasonable request, Seller shall arrange for a location at the Delivery Point for such additional Buyer equipment.

4.7 Ramp Rate. Seller shall use commercially reasonable efforts to observe a ramp rate restriction of 2.5 MW per minute.

ARTICLE 5

PURCHASE OF ENERGY BY BUYER

5.1 Sale and Purchase Obligations. Commencing on the Commercial Operation Date, Seller shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, all Net Electric Energy, and concurrently with such sale, Seller shall transfer to Buyer for no additional consideration, all associated Project Capacity and Credits. Seller shall not deliver energy or Credits from any other electric generation facility to meet its requirements to deliver Net Electric Energy or Credits pursuant to this Agreement.

5.2 Deliveries. Delivery of all Net Electric Energy sold and purchased hereunder shall be made at the Delivery Point.

5.3 Green-e Standard. Seller shall use all commercially reasonable efforts to qualify the Project and the Credits under the Green-e Energy National Standard 2.0 administered by the non-profit Center for Resource Solutions or any successor system (the “Green-e Standard”).

5.4 Renewable Portfolio Standard. If a renewable portfolio standard or similar requirement applicable to Buyer is implemented by the State of Alaska or the United States (an “RPS”), Seller shall take all commercially reasonable steps to ensure that the Net Electric Energy qualifies as a renewable resource under such RPS and that the Credits qualify as renewable energy credits or the equivalent under such RPS. In the event of conflict between the Green-e Standard and the RPS, the terms of the RPS shall control.

5.5 Contract Price.

(a) Buyer shall accept delivery of all Test Energy produced by a Project Turbine and shall purchase all such Test Energy delivered to the Delivery Point during the six (6) Month period prior to the anticipated Commercial Operation Date, as set forth on the Construction Schedule, and the Credits and Project Capacity associated therewith at the Contract Price.

(b) Commencing on the Commercial Operation Date, Buyer shall pay Seller for each MWh of Net Electric Energy delivered to the Delivery Point and the Credits and Project Capacity associated therewith at the Contract Price.

5.6 Curtailments.

(a) Buyer shall have the right to direct Curtailments by notice to Seller (or Seller’s designated scheduling agent) by telephone, and Seller shall cause the output of the Project to be curtailed (in whole or in part) as directed by Buyer, all in accordance with the Operating Procedures.

(b) Seller shall use reasonable efforts to determine the quantity of Deemed Generated Energy that accrues during each Curtailment. For all Compensable Deemed Generated Energy, Buyer shall pay Seller the Contract Price for such Compensable Deemed Generated Energy as if production of Net Electric Energy had not been curtailed by Buyer.

(c) Notwithstanding anything contained herein, Buyer shall use commercially reasonable efforts to minimize the number and extent of Curtailments directed hereunder.

5.7 Prices Not Subject to Review. Following RCA Approval, the prices for energy specified in this Article 5, and the other terms and conditions specified in this Agreement, shall remain in effect for the Term, and shall not be subject to change by Buyer or Seller for any other reason, including regulatory review. Absent the Parties’ written agreement, (a) this Agreement shall not be subject to change by application of either Party pursuant to Section 205 or 206 of the Federal Power Act, and (b) the standard of review for any changes to this Agreement, whether proposed by a Party, a non-party, or the Federal Energy Regulatory Commission acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line v. Mobile Gas Service Corp., 350 U.S. 332 (1956), and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956).

5.8 Title and Risk of Loss. As between Buyer and Seller, Seller shall be deemed to be in exclusive control of, and responsible for, any damage or injury caused by Net Electric Energy prior to delivery at the Delivery Point, and Buyer shall be deemed to be in exclusive control of, and responsible for, any damages or injury caused by Net Electric Energy delivered hereunder at, on and after Buyer’s side of the Delivery Point. Title to, and risk of loss of, all Net Electric Energy delivered under this Article 5 shall transfer from Seller to Buyer upon delivery of such Net Electric Energy to the Delivery Point.

5.9 Transmission and Ancillary Services.

(a) Seller shall arrange and be responsible for delivery of the Net Electric Energy to the Delivery Point. Seller shall be responsible for all applicable transmission charges, electrical losses, integration and any other transmission-related charges attributable to or assessed for Net Electric Energy delivered to Buyer before the Delivery Point.

(b) Buyer shall obtain transmission service from the Delivery Point necessary to take the Net Electric Energy at and from the Delivery Point to Buyer’s load or to such other location Buyer may determine beyond the Delivery Point. Buyer shall be responsible for all applicable transmission charges, electrical losses, integration, regulation, ancillary services and any other transmission-related charges attributable to or assessed for Net Electric Energy delivered to Buyer at and after the Delivery Point.

(c) Pursuant to the Interconnection and Integration Agreement, Seller shall pay to Transmission System Owner an integration charge equal to $10.85 per MWh of Net Electric Energy delivered to the Delivery Point and $10.85 per MWh of Compensable Deemed Generated Energy, which shall represent all of Seller’s costs and responsibilities associated with the integration of the Project into the Transmission System, including, but not limited to costs and responsibilities associated with regulation, operation, balancing, ancillary services and curtailment.

5.10 Taxes. Buyer shall be responsible for all sales, use, excise, ad valorem or other similar tax, imposed or levied by any Governmental Entity on the sale or receipt of Net Electric Energy. Seller shall be responsible for payment of all taxes on the income of Seller or inventory tax (if any) related to the Project and any real and personal property taxes, assessments, and payments in lieu of taxes on the Project and the Premises. To the extent permitted by Law, each Party shall indemnify, release, defend and hold harmless the other Party from and against any and all liability for taxes imposed or assessed by any taxing authority with respect to Net Electric Energy sold, delivered and received hereunder that are its responsibility pursuant to this Section 5.10.

5.11 System Supply Energy. At all times when the Project is not operating or is otherwise not providing energy for the Project’s internal use, Seller shall be responsible for obtaining any and all energy that may be required for the Project, including energy for starting up the Project Turbines and for the Project’s internal use. Seller shall request, and Buyer shall seek to provide, station service for Seller for the Project at Seller’s sole cost and expense pursuant to the applicable retail rate tariff.

5.12 Scheduling/Forecasts.

(a) Scheduling. Commencing on the Commercial Operation Date, Buyer or Buyer’s designee shall be responsible for scheduling the Net Electric Energy from the Delivery Point during the Term. All generation scheduling shall be performed in accordance with the Operating Procedures, ASCC Planning and Operating Guidelines, and any other applicable power scheduling and operating policies and guidelines.

(b) Availability Forecasts. On or before October 1 of each Contract Year, Seller shall provide to Buyer a good faith estimate of the availability of the Project for each hour of the next Contract Year. On or before the twentieth (20th) day of each Month, Seller shall provide an updated good faith estimate of the availability of the Project for each hour of the next Month. By such time as mutually agreed to by the Parties on the Business Day immediately preceding the day on which the Net Electric Energy is to be delivered, Seller shall provide Buyer with an updated good faith estimate of the availability of the Project for each hour of the next day; provided, however, that a forecast provided on a day before any non-Business Day shall include forecasts for each day to and including the next Business Day. Seller shall provide Buyer with a good faith estimate of the updated expected hourly availability for the Project for each hour of the day on which Net Electric Energy is to be delivered one hour prior to the hour in which Net Electric Energy is to be delivered. The Parties shall cooperate to implement and use automatic availability updates.

(c) Meteorological Data. Seller shall provide Buyer with meteorological forecasts of a type typically found in the utility scale wind power generation industry and consistent with Prudent Wind Generation Industry Practices throughout the Term and with access to real time wind speed data from the Project and one (1) nearby meteorological station upstream from the Project in not longer than ten (10) minute intervals, as reasonably available to Seller and consistent with Prudent Wind Generation Industry Practices.

5.13 Failure to Achieve Guaranteed 24-Month Quantity. If during any Two-Contract Year Period, the amount of (i) Net Electric Energy delivered to the Delivery Point plus (ii) all Deemed Generated Energy associated with any Force Majeure, Curtailment, Planned Outages less than fifty (50) hours per year per Project Turbine, or any other failure of Seller to deliver Net Electric Energy to the Delivery Point due to the acts or omissions of Buyer, Transmission Provider or Transmission System Owner, is less than the Guaranteed 24-Month Quantity for such Two-Contract Year Period, then Seller shall cause the amount of (i) Net Electric Energy plus (ii) all Deemed Generated Energy associated with any Force Majeure, Curtailment, Planned Outages less than fifty (50) hours per year per Project Turbine, or any other failure of Seller to deliver Net Electric Energy to the Delivery Point due to the acts or omissions of Buyer, Transmission Provider or Transmission System Owner delivered (or deemed delivered) during the Contract Year immediately following such Two-Contract Year Period to be equal to or greater than seventy-five percent (75%) of the P50 Output for such Contract Year. Seller’s failure to cause such amount to be equal to or greater than seventy-five percent (75%) of the P50 Output during such Contract Year, shall be an Event of Default, and Buyer shall have the rights and remedies set forth in Article 7.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. As a material inducement to execution of this Agreement each Party hereby represents and warrants to the other Party that:

(a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and is qualified to conduct its business in all jurisdictions necessary to perform its obligations hereunder;

(b) The execution, delivery and performance of this Agreement do not violate any of the terms or conditions in any agreement to which it is a Party, or any Law applicable to such Party;

(c) This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain the same may be pending;

(d) There are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it, or to its knowledge, threatened against it;

(e) To such Party’s knowledge, there are no actions, proceedings, judgments, rulings or orders, issued by or pending before any Governmental Entity that would materially adversely affect its ability to perform under and in accordance with this Agreement; and

(f) Except as set forth in Section 2.1 or Section 2.3, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Entity or any other Person that has not been received, waived by such Governmental Entity or other Person or satisfied as of the date hereof, is required for the valid execution and delivery of this Agreement, the consummation and performance of the transactions contemplated hereby or compliance with the terms and provisions hereof.

6.2 No Other Representations and Warranties. Each Party acknowledges that it has entered into this Agreement in reliance upon only the representations and warranties set forth in this Agreement.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES; TERMINATION

7.1 Events of Default. The following occurrences shall constitute Events of Default:

(a) Failure by a Party to make any payment required hereunder when due if such failure is not remedied within ten (10) days after receipt by the defaulting Party of written notice of such failure.

(b) Failure by a Party to perform any other material obligation hereunder, and such failure is not remedied within thirty (30) days after receipt by the defaulting Party of written notice of such failure, provided that so long as a defaulting Party has initiated and is diligently attempting to effect a cure, the defaulting Party’s cure period shall extend for an additional sixty (60) days or such longer period as is reasonably necessary to effect such cure.

(c) Any representation or warranty made by a Party pursuant to Article 6 shall have been false in any material respect when made, and has materially and adversely affected the relying Party and has not been remedied within thirty (30) days after receipt by the defaulting Party of written notice of such falsity, provided that so long as a Party has initiated and is diligently attempting to effect a cure, the Party’s cure period shall extend for an additional sixty (60) days.

(d) A Party or, subject to Section 12.1(d), any Qualified Issuer of any Security hereunder (i) makes an assignment for the benefit of its creditors, (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar Law for the protection of creditors, (iii) has such petition filed against it and such petition is not withdrawn or dismissed for sixty (60) days after such filing, (iv) becomes insolvent or, (v) is unable to pay its debts when due.

(e) A Party assigns this Agreement in violation of Section 9.1.

(f) Failure by a Qualified Issuer or guarantor of Seller’s Security or Buyer’s Security, as the case may be, to make any payment when due under a guaranty provided as Security hereunder.

(g) Failure by Seller to deliver (or be deemed to deliver) Net Electric Energy and Deemed Generated Energy in the amount required pursuant to Section 5.13 during a Contract Year following Seller’s failure to deliver the Guaranteed 24-Month Quantity.

7.2 Termination Upon an Event of Default.

(a) Upon the occurrence of, and during the continuation of, an Event of Default, and following the expiration of any applicable cure period for such Event of Default, the non-defaulting Party may terminate this Agreement by notice to the other Party, designating the date of termination, delivered to the defaulting Party no less than ten (10) Business Days before such termination date.

(b) In the event of a termination of this Agreement in its entirety, (i) the Parties’ respective obligations under this Agreement shall terminate (other than those obligations that are to be performed after termination by their express terms), and (ii) each Party shall pay the amounts described in Section 7.2(c); provided, however, that termination pursuant to Section 2.1, 2.2, 2.3, or 10.3 shall not give rise to any obligation to pay damages under Sections 7.2(c).

(c) Termination Payments.

(i) In the event of a termination of this Agreement upon an Event of Default, each Party shall pay to the other all amounts due the other under this Agreement for all periods prior to termination.

(1) In the case of an Event of Default by Buyer, Buyer shall pay to Seller the net present value of costs to cover direct actual damages incurred by Seller in not being able to sell to Buyer, for the remainder of the Term, Net Electric Energy and Credits contracted for under this Agreement. Such costs shall include (but not be limited to), for the applicable period, if applicable, an amount equal to the Tax Credits associated with the Net Electric Energy contracted for under this Agreement, on a grossed-up basis.

(2) In the case of an Event of Default by Seller, Seller shall pay to Buyer the net present value of costs to cover direct actual damages incurred by Buyer in not being able to purchase from Seller, for the remainder of the Term, Net Electric Energy and Credits contracted for under this Agreement.

(3) In no event shall the non-defaulting Party owe damages provided for in this Section 7.2 to the defaulting Party. In the event of a termination by either Party under this Section 7.2, the non-defaulting Party will use commercially reasonable efforts to mitigate its damages resulting from the other Party’s Event of Default.

(ii) The amounts due pursuant to Section 7.2(c)(i) shall be paid within thirty (30) days of the applicable termination date of this Agreement notified to the defaulting Party, plus interest thereon from such date of termination until the date paid. Interest shall be calculated at the Interest Rate.

(d) Except for any damages that may be incurred due to a breach of or the application of the provisions specified in Section 7.2(e), the amounts payable under this Section 7.2 shall constitute the only amounts due upon the termination of this Agreement by either Party, and no Party shall be required to pay any amounts upon termination in excess of the amounts specified in this Section 7.2.

(e) The provisions of Section 5.10 {Taxes} (with respect to all periods prior to termination), Section 8.4 {Records}, Section 8.5 {Audit}, Section 10.4 {Indemnification}, Section 10.5 {Limitations of Remedies, Liability and Damages}, Section 10.6 {Duty to Mitigate}, Section 15.4 {Choice of Law and Forum} and Article 11 {Confidentiality} and Article 14 {Disputes} shall survive the termination of this Agreement.

ARTICLE 8

BILLING AND PAYMENT; RECORDS

8.1 Billing and Payment.

(a) For each Month during the Term, commencing on the Month in which Test Energy is delivered, Seller shall send to Buyer, within the first ten (10) Business Days of the following Month, a statement setting forth:

(i) The quantity of Net Electric Energy that was delivered to the Delivery Point in the immediately preceding Month;

(ii) The total amount due for Net Electric Energy, associated Credits and Project Capacity during the immediately preceding Month (which amount shall be the product of the Net Electric Energy delivered to the Delivery Point and the Contract Price);

(iii) Any amounts due for any Compensable Deemed Generated Energy;

(iv) Any other amounts due to Seller or credited to Buyer under this Agreement.

(b) No later than twenty (20) days after the date such statement is received, or if such day is not a Business Day, the immediately following Business Day, Buyer shall remit to Seller, by check or wire transfer in accordance with Section 13.1, the amount due pursuant to such statement.

8.2 Interest on Late Payments. Undisputed amounts not paid when due shall accrue interest from and including the due date, to and excluding the date of payment, at the Interest Rate.

8.3 Disputed Amounts. If either Party, in good faith, disputes any amount due pursuant to a statement rendered hereunder, such Party shall pay such disputed amount on or before the due date and notify the other Party of the specific basis for the dispute. Any such notice shall be provided within ninety (90) days of the date of the statement in which the disputed amount first appeared. The Parties shall resolve the dispute pursuant to the dispute resolution provisions set forth in Article 14. If any amount disputed by a Party is determined not to have been due to the other Party, such amount shall be reimbursed to the disputing Party within five (5) Business Days of such determination or resolution, along with interest accrued at the Interest Rate from the original date due until the date paid.

8.4 Records. Each Party shall keep and maintain all records as may be necessary or useful in performing or verifying any calculations made pursuant to this Agreement, or in verifying such Party’s performance hereunder. All such records shall be retained by each Party for at least three (3) calendar years (or such longer period as may be required by applicable Law) following the calendar year in which such records were created.

8.5 Audit. Each Party, through its employees, authorized agents and/or professional advisors, shall have the right, at its sole expense and upon reasonable advance notice to the other Party, during normal business hours of the other Party, to examine and copy the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made hereunder. Upon request, each Party shall provide to the other Party statements evidencing the quantities of energy delivered at the Delivery Point. If any statement is found to be inaccurate, a corrected statement shall be issued and any amount due thereunder will be promptly paid and shall bear interest calculated at the Interest Rate from the date of the overpayment or underpayment to the date of receipt of the reconciling payment. Notwithstanding the above, no adjustment shall be made with respect to any statement or payment hereunder unless a Party asserts its challenge to the accuracy of such payment or statement within one year after the date of such statement or payment.

ARTICLE 9

ASSIGNMENT; BINDING EFFECT

9.1 Assignment.

(a) Except as expressly permitted herein, neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed, except in accordance with this Section 9.1.

(b) Seller may assign this Agreement or any of its rights hereunder without the prior written consent of Buyer (i) in favor of any party providing financing or other financial accommodations to or for the benefit of the Project, Seller, or Seller’s Affiliates; or (ii) to an Affiliate of Seller. Upon Seller’s request from time to time in connection with its financing of the Project or other financial accommodation for Seller, Buyer agrees to execute and deliver promptly a consent or other agreements with debt or equity financing parties reasonably requested by such financing parties, containing customary terms and conditions, and otherwise to cooperate in a timely manner with the due diligence efforts of such financing parties.

(c) Prior to receipt of RCA Approval, Buyer shall make commercially reasonable efforts to partially assign this Agreement with respect to not more than eighteen percent (18%) and not less than ten and one-half percent (10.5%) of the Net Electric Energy and associated Project Capacity and Credits to another qualified utility purchaser, provided that Seller is reasonably satisfied with the creditworthiness of the qualified utility purchaser or that the qualified utility purchaser provides security to Seller from a Qualified Issuer in an amount equal to at least fifty (50%) of the estimated annual gross revenues to be received by Seller from qualified utility purchaser. Any such assignment shall be made pursuant to an assignment and assumption agreement agreed to by Seller, Buyer and qualified utility purchaser.

(d) In the event that Buyer fails to partially assign this Agreement pursuant to Section 9(c) above, then Buyer shall remain obligated to purchase all the Net Electric Energy and all associated Project Capacity and Credits pursuant Section 5.1 above.

9.2 Change in Control. Any Change of Control of Seller, whether voluntary or by operation of law, shall require the prior written consent of Buyer, which shall not be unreasonably withheld. No consent of Buyer shall be required, however, to any Change of Control resulting from (i) transactions among Affiliates of Seller, or (ii) any exercise by any party providing financing or other financial accommodations to or for the benefit of the Project, Seller or Seller’s Affiliates, of its rights and remedies under the financing documents. Without limiting Buyer’s obligation to consider reasonably any other circumstances, Buyer shall be required to give its consent to any Change of Control of Seller if at least one of the ultimate parent entities of Seller following the Change of Control, (i) enjoys creditworthiness not worse than Seller or CIRI, prior to the Change of Control and (ii) has demonstrable experience in the power generation industry not less than Seller or CIRI.

9.3 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

ARTICLE 10

FORCE MAJEURE; INDEMNITY; LIMITATION OF LIABILITY

10.1 Force Majeure

(a) The term “Force Majeure,” as used in this Agreement, means causes or events beyond the reasonable control of, and without the fault or negligence of the Party (including, in the case of Buyer, Transmission System Owner and Transmission Provider) claiming Force Majeure, including, acts of God, sudden actions of the elements such as floods, earthquakes, hurricanes, blizzards, volcanic activity, or tornadoes; severe weather; complete failure of the AIA-FI Transmission System, high winds of sufficient strength or duration to materially damage a Project Turbine or significantly impair its operation for a period of time longer than normally encountered in similar businesses under comparable circumstances; lightning; ice storms; sabotage; vandalism; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); actions or inactions by any Governmental Entity taken after the date hereof but only if such actions, or inactions prevent or delay performance of a Party hereunder; inability, despite due diligence, to obtain any licenses, permits, or approvals required by any Governmental Entity; and the issuance of any order, injunction, or other legal or equitable decree interfering with the performance of a Party’s obligations hereunder.

(b) The term Force Majeure does not include (i) any acts or omissions of any third party, including, without limitation, any vendor, materialman, customer, or supplier of Seller, unless such acts or omissions are themselves excused by reason of Force Majeure or are in and of themselves events of Force Majeure; (ii) any full or partial curtailment in the electric output of the Project that is caused by or arises from (1) a mechanical or equipment breakdown unless such mechanical or equipment breakdown is caused by an event of Force Majeure, or (2) conditions attributable to normal wear and tear; or (iii) changes in market conditions that affect the cost of Buyer’s or Seller’s supplies, or that affect demand or price for any of Buyer’s or Seller’s products.

10.2 Applicability of Force Majeure.

(a) Neither Party shall be responsible or liable for any delay or failure in its performance under this Agreement, nor shall any delay, failure, or other occurrence or event become an Event of Default, to the extent such delay, failure, occurrence or event is substantially caused by conditions or events of Force Majeure, provided that:

(i) the non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the Force Majeure;

(ii) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(iii) the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides progress reports to the other Party describing actions taken to end the Force Majeure; and

(iv) when the non-performing Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party written notice to that effect.

(b) Except as otherwise expressly provided for in this Agreement, the existence of a condition or event of Force Majeure shall not relieve the Parties of their obligations under this Agreement (including, but not limited to, payment obligations) to the extent that performance of such obligations is not precluded by the condition or event of Force Majeure.

10.3 Limitations on Effect of Force Majeure. In the event that any delay or failure of performance caused by conditions or events of Force Majeure continues for an uninterrupted period of three hundred sixty-five (365) days from its occurrence or inception, as noticed pursuant to Section 10.2(a), the Party not claiming Force Majeure may, at any time following the end of such three hundred sixty-five (365) day period, terminate this Agreement upon written notice to the affected Party, without further obligation by either Party except as to costs and balances incurred prior to the effective date of such termination. The Party not claiming Force Majeure may, but shall not be obligated to, extend such three hundred sixty-five (365) day period, for such additional time as it, at its sole discretion, deems appropriate, if the affected Party is exercising due diligence in its efforts to cure the conditions or events of Force Majeure.

10.4 Indemnification.

(a) To the extent permitted by Law, each Party shall indemnify and hold harmless the other Party and its Affiliates, and each of their respective officers, directors, agents, employees, members, managers, shareholders, partners and other equity holders from and against any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to the other Party’s property or facilities, or personal injury, death or property damage to third parties (collectively “Liabilities”) to the extent caused by the negligence or willful misconduct of the indemnifying Party in connection with the performance of its obligations under this Agreement.

(b) Without limiting the foregoing and to the extent permitted by Law, (i) Buyer shall indemnify Seller for all Liabilities related to Net Electric Energy and associated Credits, once sold and delivered to Buyer at the Delivery Point, and (ii) Seller shall indemnify Buyer for all Liabilities related to Net Electric Energy and associated Credits prior to its delivery by Seller at the Delivery Point, except, in the case of either (i) or (ii) to the extent such injury or damage is attributable to the negligence or willful misconduct or breach of this Agreement by the Party (or any of its Affiliates) seeking indemnification hereunder.

(c) If a claim is made against a Party entitled to indemnification under this Section 10.4 (the “Indemnified Party”) that could reasonably be expected to result in Liabilities, or if an Indemnified Party discovers any inquiry or investigation that the Indemnified Party believes may involve or expect to lead to Liabilities, the Indemnified Party shall promptly give the other Party (the “Indemnifying Party”) written notice of such claim, inquiry or investigation, provided that any delay in providing notice will not serve as a bar to indemnification hereunder except to the extent that the Indemnifying Party’s ability to defend against or avoid claims has been prejudiced by such delay. The Indemnifying Party shall promptly (and in any event no later than 30 days after receiving notice from the Indemnified Party) decide whether to assume control of the defense of the claim, and if the Indemnifying Party does not elect to control such defense, then the Indemnified Party may assume control of the defense, and the Indemnifying Party shall reimburse the Indemnified Party as expenses are incurred in connection with such defense. The Party that is defending the claim (the “Defending Party”) will use counsel that is reasonably approved in writing by the other Party. The Party that is not controlling the defense (the “Non-Defending Party”) may have its own counsel present at its own cost to monitor proceedings and will cooperate as reasonably requested with the Defending Party in defending the claim. The Defending Party shall not settle or compromise any claim without the prior written consent of the Non-Defending Party.

10.5 Limitations of Remedies, Liability and Damages. The Parties agree that the remedies and measures of damages provided in this Agreement satisfy the essential purposes hereof. IF NO MEASURE OF DAMAGES OR OTHER REMEDY IS EXPRESSLY PROVIDED HEREIN, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, WHICH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE INJURED PARTY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE HEREBY EXPRESSLY WAIVED. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, WHETHER SUCH DAMAGES ARE ALLOWED OR PROVIDED BY STATUTE, IN TORT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE, EXCEPT THAT ANY DAMAGES SPECIFICALLY PROVIDED IN THIS AGREEMENT SHALL BE VALID NOTWITHSTANDING THE FOREGOING PROVISION, AND EXCEPTING SUCH TYPES OF DAMAGES THAT MAY BE DUE BY A PARTY TO A THIRD PARTY FOR AN OBLIGATION THE NATURE OF WHICH THE OWING PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

10.6 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages that it may incur as a result of the other Party’s default or non-performance of this Agreement.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidentiality. The Parties agree that the Parties’ proposals, communications, negotiations and information exchanged prior to the Effective Date concerning this Agreement, and technical and other information regarding the Project provided by Seller to Buyer marked, or otherwise clearly communicated to the receiving Party as, “Confidential,” constitute the “Confidential Business Information” of the disclosing Party. Seller and Buyer each agree to hold such Confidential Business Information wholly confidential. Such Confidential Business Information may only be used by the Parties for purposes related to the approval, administration or enforcement of this Agreement, and Seller’s financing and construction of the Project, or its obtaining any other financial accommodation, and for no other purposes. Other information about the Project may be disclosed upon the mutual consent of the Parties.

11.2 Disclosure. Each Party agrees not to disclose Confidential Business Information of the other Party to any other Person (other than its Affiliates, counsel, consultants, lenders, partners, members, employees, officers and directors, and then only to Persons subject to similar confidentiality restrictions as those set forth herein), without the prior written consent of the other Party, provided that either Party may disclose Confidential Business Information, if such disclosure is required by Law, including without limitation, pursuant to an order of a court or regulatory agency or in order to enforce this Agreement or to seek approval of this Agreement. In the event a Party is required by Law or by a Governmental Entity to disclose Confidential Business Information, such Party, prior to such disclosure, shall provide reasonable advance notice to the other Party of the time and scope of the intended disclosure in order to permit such disclosing Party the opportunity to obtain a protective order or otherwise seek to prevent or limit the scope or otherwise impose conditions upon such disclosure.

11.3 Injunctive Relief. Each Party agrees that violation of the terms of this Article 11 constitutes irreparable harm to the other, and that the harmed Party may seek any and all remedies available to it at law or in equity, including but not limited to injunctive relief.

ARTICLE 12

SECURITY

12.1 Security.

(a) Seller’s Security. Seller shall provide Seller’s Security as follows: On or before January 1, 2012, Seller shall provide to Buyer Seller’s Security in an amount equal to the Required Security Amount. On or before January 1, 2013, Seller shall increase Seller’s Security to the Required Security Amount required as of such date, and shall thereafter maintain such Security at such Required Security Amount until the end of the Term.

(b) Buyer’s Security. If at any time during the Term, Buyer’s credit rating (corporate or long-term senior unsecured debt) is below BBB- by Standard & Poor’s or Baa3 by Moody’s, Buyer shall provide to Seller, within five (5) Business Days of any such determination, Buyer’s Security in the Required Security Amount and shall maintain such Security at the Required Security Amount until the end of the Term, so long as Buyer’s credit rating is below BBB- by Standard & Poor’s or Baa3 by Moody’s. If and when Buyer’s credit rating is equal to or above BBB- by Standard & Poor’s and Baa3 by Moody’s, Buyer shall not be required to post Buyer’s Security and Seller shall promptly release any Buyer’s Security held by Seller to Buyer.

(c) In addition to any other remedy available to it, a Party (“Obligee”) may, before or after termination of this Agreement or upon the occurrence and during the continuance of an Event of Default, draw on the Security in such amounts as are necessary to recover amounts owing to it by the other Party (“Obligor”) pursuant to this Agreement, including any damages due to Obligee and/or any amounts for which Obligee is entitled to indemnification hereunder. Obligee may, in its sole discretion, draw all or any part of such amounts due to it from any form of Security to the extent available to Obligee pursuant to this Section 12.1, and from all such forms and in any sequence that Obligee may select. Subject to Section 10.5, following a draw on all or any part of the Security pursuant to this Section 12.1, Obligor shall, within thirty (30) days following such draw, replenish or reinstate the Security to the full Required Security Amount.

(d) Security shall be maintained at the expense of the Party providing such Security. A Party may change the form of Security provided by it to the other Party hereunder at any time and from time to time upon reasonable prior notice. If at any time hereunder any Person providing Security on behalf of a Party hereunder fails to meet the requirements of a Qualified Issuer, is subject to the commencement of involuntary or voluntary bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar proceeding (whether under any present or future statute, law, or regulation), or takes any action to terminate, cancel or repudiate such Security (each, a “Material Event”), then the Party providing such Security shall replace the Security with other Security from a Qualified Issuer and otherwise meeting the requirements of this Agreement no later than thirty (30) days after the occurrence of such Material Event.

(e) Promptly following the end of the Term and the satisfaction of all of the Parties’ obligations under this Agreement, or upon the earlier termination of this Agreement pursuant to Sections 2.1, 2.2, 2.3, or 10.3, each Party shall release any remaining Security held by it to the other Party.

ARTICLE 13

NOTICES AND ADDRESSES FOR PAYMENT

13.1 Notices. All notices, requests, statements or invoices shall be made to the addresses set forth in, and all payments shall be made in accordance with the wire transfer instructions provided for in Exhibit D hereto. Any notice, request, consent, or other communication required or authorized under this Agreement to be given by one Party to the other Party shall be in writing. It shall be either be hand delivered or mailed first-class or by overnight delivery, postage prepaid, to the other Party. If mailed, the notice request, consent or other communication shall be simultaneously sent by facsimile or other electronic means. Any such notice, request, consent, or other communication shall be deemed to have been received by the Close of the Business Day on which it was hand delivered or transmitted electronically (unless hand delivered or transmitted after such close in which case it shall be deemed received as of the Close of the next Business Day). Real-time or routine communications concerning Project operations shall be exempt from this Section. A Party’s address or addressee to which notices or invoices shall be delivered, or amounts paid, may be changed from time to time by such Party by notice served as hereinabove provided.

ARTICLE 14

DISPUTES

14.1 Negotiations. In the event of any dispute arising under this Agreement (a “Dispute”), within ten (10) days following the delivered date of a written request by either Party (a “Dispute Notice”), (i) each Party shall appoint a representative (individually, a “Party Representative,” and together, the “Parties’ Representatives”), and (ii) the Parties’ Representatives shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively. In the event the Parties’ Representatives cannot resolve the Dispute within thirty (30) days after commencement of negotiations, within ten (10) days following any request by either Party at any time thereafter, senior officers of the Parties with authority to irrevocably bind the Party to a resolution of the Dispute shall meet to negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve the Dispute within fourteen (14) days following a meeting of the senior officers, the Disputes shall be submitted for non-binding mediation. Mediation of any Dispute shall be initiated by either Party by making a written demand to the other Party. The Parties shall, within (10) days after delivery of such written demand for mediation, appoint a mediator who is (i) a reputable attorney or jurist with ample experience in utility law, and (ii) is in no way affiliated or had material business dealings with either Party or an Affiliate thereof. If the Parties are unable to agree upon a mediator within such ten (10) day period, a mediator having the qualifications set forth above shall be appointed by the applicable service provided by the Alaska State Bar Association. Such mediation shall occur within thirty (30) days after the mediator has been appointed and shall occur at a mutually acceptable location in Anchorage, Alaska. The costs of such mediation services shall be shared equally, but each Party shall bear the cost of its own travel expenses and attorneys’ fees. If the Parties are unable to resolve the Dispute within fourteen (14) days following the commencement of mediation, each Party may pursue such rights as may be available to such Party at law or equity. Notwithstanding any provision in this Agreement to the contrary, if no Dispute Notice has been issued within twenty-four (24) Months following the occurrence of all events and the existence of all circumstances giving rise to the Dispute (regardless of the knowledge or potential knowledge of either Party of such events and circumstances), the Dispute and all claims related thereto shall be deemed waived and the aggrieved Party shall thereafter be barred from proceeding thereon.

14.2 Settlement Discussions. The Parties agree that no statements of position or offers of settlement made in the course of the Dispute process described in this Article 14 will be offered into evidence for any purpose in any litigation or arbitration between the Parties, nor will any such statements or offers of settlement be used in any manner against either Party in any such litigation or arbitration. Further, no such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation or arbitration. At the request of either Party, any such statements and offers of settlement, and all copies thereof, shall be promptly returned to the Party providing the same.

14.3 Preliminary Injunctive Relief. Nothing in this Article 14 shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending negotiation or mediation pursuant to this Article 14.

14.4 Confidential Proceedings. The fact that either Party has invoked the provisions of this Article 14, the mediation proceedings and related communications, and the efforts of the mediator shall all be considered Confidential Business Information subject to Article 11, and the mediator shall make no disclosure of any confidential information that would not be permitted by a Party under Article 11.

ARTICLE 15

MISCELLANEOUS

15.1 Grants and Incentives. Each Party shall make commercially reasonable efforts to cooperate with the other Party’s efforts to secure additional grants or incentives related to the Project.

15.2 Forward Contract. The Parties acknowledge and agree that this Agreement constitutes a “forward contract” within the meaning of the United States Bankruptcy Code.

15.3 Entirety. This Agreement and the Exhibits hereto constitute the entire agreement between the Parties and supersede any prior or contemporaneous agreements, proposal, solicitation, terms and conditions, or representations of the Parties affecting the same subject matter.

15.4 Choice of Law and Forum. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Alaska, without regard to principles of conflicts of law. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Anchorage, Alaska, and each Party consents the personal jurisdiction of these courts.

15.5 Non-Waiver. No consent or waiver, either expressed or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of the obligations thereof under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party under this Agreement. The failure of either Party to this Agreement to enforce or insist upon compliance with or strict performance of any of the terms or conditions hereof, or to take advantage of any of its rights hereunder, shall not constitute a waiver or relinquishment of any such terms, conditions or rights, but the same shall be and remain at all times in full force and effect.

15.6 Headings; Attachments. The headings used for the sections and articles herein are for convenience and reference purposes only, and shall in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all exhibits and attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.

15.7 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

15.8 Partial Invalidity. If any provision of this Agreement is found illegal or unenforceable, such provision will be deemed restated in accordance with Law, to reflect as nearly as possible the original intention of the Parties, and the remainder of the Agreement will continue unaffected in full force and effect.

15.9 Other. This Agreement (i) shall not be altered or amended except by an instrument in writing executed by authorized officers of the Parties; (ii) does not confer any rights upon any Person other than the Parties and their respective successors and permitted assigns; and (iii) may be performed by the Parties through the use of agents and subcontractors (but such use shall not relieve a Party of any of its obligations hereunder). The Parties shall execute and deliver all documents and perform all further acts that may be reasonably necessary to effectuate the provisions of this Agreement. This Agreement was prepared jointly by the Parties, each Party having had access to advice of its own counsel, and not by either Party to the exclusion of the other Party, and shall not be construed against one Party or the other as a result of the manner in which this Agreement was prepared, negotiated or executed.

15.10 Insurance.

(a) Seller, at its own cost and expense, shall maintain the insurance on and with respect to the Project set forth in Exhibit B hereto. Prior to mobilization at the Project Site, Seller shall provide to Buyer copies of certificates of insurance evidencing the coverages required under this Agreement. Buyer shall have the right to inspect any insurance policies upon five (5) Business Day’s notice, including original copies of such policies.

(b) If requested by Buyer, Seller shall, within ten (10) days following such request, deliver to Buyer evidence of insurance held by its subcontractors.

15.11 No Third Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other person other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to either Party, nor shall any provision give any third party any right of subrogation or actions over or against either Party. This Agreement is not intended to and does not create any third party rights.

15.12 Relationship of the Parties. This Agreement shall not be interpreted or construed to (a) create an association, joint venture or partnership between the Parties or impose any partnership obligation or liability on either Party, (b) create any agency relationship between the Parties or impose any fiduciary duty of any kind on either Party, (c) create a trust or impose any trust obligations of any kind on either Party, or (d) constitute a lease of property of any kind. Other than as expressly set forth herein, neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or act as or be an agent or representative of, or otherwise bind, the other Party.

[signatures on following page]

The Parties have executed this Power Purchase Agreement as of the date first set out above, to be effective for all purposes hereof as of the Effective Date.

SELLER:		BUYER:

FIRE ISLAND WIND, LLC by Cook Inlet Region Inc., its managing member		CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ Margaret L. Brown	By:	/s/ Bradley W. Evans
Name:	Margaret L. Brown	Name:	Bradley W. Evans
Title:	President and CEO	Title:	CEO
Date:	June 21, 2011	Date:	June 21, 2011

EXHIBIT A

PROJECT DESCRIPTION

A-1

EXHIBIT B

SELLER’S INSURANCE REQUIREMENTS

Seller shall maintain the following insurance coverages:

•	Worker’s Compensation: $1MM minimum

•	Employment Liability: $1MM minimum

•	Commercial General Liability: $10MM minimum

•	Commercial Automobile Liability Insurance: $5MM minimum

•	Umbrella/Excess Liability Insurance: $10MM minimum

•	All Risk Property Insurance: replacement cost of property beginning on the Commercial Operation Date

In addition to the aforementioned insurance requirements, Seller or Seller’s subcontractors shall maintain the following:

•	Aircraft Liability: $5MM minimum

•	Watercraft Liability: $1MM minimum

•	Seller’s Pollution Liability: $1MM minimum

•	Professional Liability Insurance: $2MM minimum

1)	The certificates of insurance provided by insurers shall verify:

a.	Name of insurance company, policy number, and expiration date; and

b.	Coverage required and limits on each, including the amount of deductibles or self-insured retentions.

2)	The policies shall provide that insurer must provide 30 days notice to Buyer of cancellation, modification, or expiration of policy.

3)	Seller and Insurer shall waive the right of subrogation.

4)	The Commercial General Liability and Umbrella/Excess Liability policies shall name Buyer, its subsidiaries and affiliates, and its respective officers, directors, shareholders, agents, and employees as additional insureds for liability arising out of Seller’s construction, ownership, operation, etc. The other insurance policies may, but are not required to, name such parties as additional insureds.

5)	Each insurer shall be rated “A” or better by A.M. Best or have a comparable rating from another recognized rating entity.

6)	Policies subject to annual review by the Buyer.

7)	Seller agrees that Seller’s insurances are primary to any insurances carried by Buyer.

8)	Seller is responsible for any premiums associated with Seller’s policies.

9)	Seller or its subcontractors are responsible for additional insurance (if any) to cover tools and equipment used to perform the work but not incorporated into the Project.

B-1

EXHIBIT C

FORM OF COMMERCIAL OPERATION CERTIFICATE

This certification (“Commercial Operation Certificate”) is delivered by Fire Island Wind, LLC (“Seller”) to Chugach Electric Association, Inc. (“Buyer”) in accordance with the terms of that certain Power Purchase Agreement dated              (“Agreement”) by and between Seller and Buyer. All capitalized terms used in this Certification but not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement. Seller hereby certifies and represents to Buyer the following:

With respect to Project Turbine [INSERT SERIAL NUMBER OR OTHER IDENTIFYING NUMBER]:

(i)	such Project Turbine has been interconnected and Placed in Service with a written confirmation from a qualified independent engineer attached hereto,

(ii)	the Interconnection and Integration Agreement has been executed,

(iii)	such Project Turbine has been tested according to the manufacturer’s commissioning procedures and Prudent Wind Generation Industry Practices,

(iv)	all related facilities and rights necessary for continuous operation of such Project Turbine and the sale of Net Electric Energy from such Project Turbine and the associated Project Capacity and Credits have been completed and

(v)	This Commercial Operation Certificate has been executed by a duly authorized office of the Seller.

IN WITNESS WHEREOF, the undersigned has executed this Commercial Operation Certificate on behalf of the Seller as of the      day of              20    .

Fire Island Wind, LLC, a Delaware limited liability company

By:
Name:
Title:

C-1

EXHIBIT D

NOTICE ADDRESSES

To Buyer:

Chugach Electric Association, Inc.

5601 Electron Drive

Anchorage, AK 99519

CONTRACTUAL NOTICES and INVOICES:

Attn: Lee Thibert, Sr. VP, Strategic Planning & Corporate Affairs

Phone: (907) 762-4517

Facsimile: (907) 762-4514

E-mail: lee_thibert@chugachelectric.com

INVOICES:

Chugach Electric Association, Inc.

Attention: Marina Mccoy-Casey

Phone: (907) 762-4369

Fax: (907) 762-4315

Email: marina_mccoy-casey@chugachelectric.com

OPERATIONAL MATTER NOTICES:

Chugach Electric Association, Inc.

Attention: Burke Wick, Director, System Control

Phone: (907) 762-4779

Fax: (907) 762-4540

E-mail: burke_wick@chugachelectric.com

To Seller:

Fire Island Wind, LLC

c/o Cook Inlet Region, Inc., its managing member

2525 C Street; Suite 500

Anchorage, AK 99509

ATTN: Bruce Anders, General Counsel

Telephone: 907-263-5503

Fax: 907-263-5182

With a copy to:

Suzanne Gibson

Sr. Director Energy Development

2525 C Street; Suite 500

Anchorage, AK 99509

Telephone: 907-263-5150

Fax: 907-263-6861

D-1

EXHIBIT E

CONSTRUCTION SCHEDULE

E-1